Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-191772

Dated October 17, 2013

Background noise of fans cheering. [LOGO] Fantex Incorporated. The Brand Building Company Title: Arian Foster When minds are at war with hearts

And light is at war with dark, This is where glory dwells.

Growing up, I knew I wanted to be an NFL player. There was just no other option for me, I had no plan B.

At the time, being undrafted didn’t seem like the best thing that could possibly happen, But it ended up being just that. Reaction is everything,

You can pack it in and agree with what the world is saying Or you can make them change their mind.

I remember going to my mother’s house hugging her and saying “I’m not coming home. I’m going to find my way.” It’s tireless training every single day.

You either get better or you get worse. I’m proud

For everything that I’ve accomplished, But it doesn’t define who I am.

I want to redefine what it is to be an athlete in our generation. Reinvent them as Thinkers, Businessmen,

And CEOs Of their own brand and their own company. Being a trailblazer – it’s not about being first. It’s about clearing a way

So others can follow. I think everybody

Has a legend that they’re chasing, There’s nobody holding you back but you. My name’s Arian Foster and I’m just getting started. {LOGO} Fantex Incorporated The Brand Building Company

FANTEX INC. IS IN THE BUSINESS OF ACQUIRING MINORITY INTERESTS IN THE INCOME ASSOCIATED WITH THE BRANDS OF PROFESSIONAL ATHLETES, ENTERTAINERS AND OTHER HIGH-PROFILE INDIVIDUALS AND ASSISTING SUCH INDIVIDUALS IN ENHANCING THE REACH AND VALUE OF THEIR RESPECTIVE BRANDS. OUR FOCUS IS ASSISTING OUR BRANDS IN CREATING AND DEVELOPING A VISION FOR THEIR BRAND IDENTITY. THE PRECEDING VIDEO LOOKED AT THE ARIAN FOSTER BRAND. FANTEX, INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. THIS INVESTMENT IS COMPLEX, RISKY AND SPECULATIVE. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS FANTEX, INC. HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT FANTEX, INC. AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT THE WWW.SEC.GOV. ALTERNATIVELY, FANTEX, INC. ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 866-315-3482.

[LOGO]

VIDEO INTRODUCING ARIAN FOSTER

Background noise of fans cheering.

Fantex Incorporated

The Brand Building Company

Title: Arian Foster

When minds are at war with hearts

And light is at war with dark,

This is where glory dwells.

Growing up,

I knew I wanted to be an NFL player.

There was just no other option for me, I had no plan B.

At the time, being undrafted didn’t seem like the best thing that could possibly happen,

But it ended up being just that.

Reaction is everything,

You can pack it in and agree with what the world is saying

Or make them change their mind.

I remember going to my mother’s house hugging her and saying

“I’m not coming home. I’m going to find my way.”

It’s tireless training every single day.

You either get better or you get worse.

I’m proud

For everything that I’ve accomplished,

But it doesn’t define who I am.

I want to redefine what it is to be an athlete in our generation.

Reinvent them as

Thinkers,

Businessmen,

And CEOs

Of their own brand and their own company.

Being a trailblazer — it’s not about being first.

It’s about clearing a way

So others can follow.

I think everybody

Has a legend that they’re chasing,

There’s nobody holding you back but you.

My name’s Arian Foster and I’m just getting started.

Fantex Incorporated

The Brand Building Company

Fantex, Inc. is in the business of acquiring minority interests in the income associated with the brands of professional athletes, entertainers and other high-profile individuals and assisting such individuals in enhancing the reach and value of their respective brands. Our focus is assisting our brands in creating and developing a vision for their brand identity.  The preceding video looked at the Arian Foster Brand.

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative, before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Fantex, Inc. any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482.

View the Prospectus.